Managed Account Series:

Global Small Cap Portfolio

FILE #811-21763

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	Shares PURCHASED	LIST OF UNDERWRITERS
7/24/2008	ENERGYSOLUTIONS INC.	35,000,000	20,500

Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Banc of America Securities LLC, Citigroup Global Markets Inc., D.A. Davidson & Co., Friedman, Billings, Ramsey & Co., Inc., Lazard Capital Markets LLC, Piper Jaffray & Co., Wedbush Morgan Securities Inc.